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                            SCHEDULE 14A INFORMATION


            Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. )


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                              THE MFS SERIES TRUST
                (Name of Registrant as Specified in its Charter)

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FOR IMMEDIATE RELEASE

MEDIA CONTACTS:
John F. Reilly
MFS Investment Management
(617) 954-5305
Internet: jreilly@mfs.com

Donald A. Simon
Chairman of the Board and President
The MFS Series Trust
(510) 293-5950
Internet: sansimon@compuserve.com

Roy W. Adams, Jr.
Counsel to the Independent Trustees of
The MFS Series Trust
(510) 631-0222
Internet: 102450.1563@compuserve.com

INVESTOR CONTACTS MFS Service Center, Inc.
(800) 225-2606

INDEPENDENT TRUSTEES OF MFS AGGRESSIVE SMALL CAP EQUITY FUND RESPOND TO NAVELLIER MANAGEMENT PRESS RELEASE

         Hayward, California, March 26, 1997 -- The independent trustees (the "Independent Trustees") of the MFS Aggressive Small Cap Equity Fund, formerly, the Navellier Aggressive Small Cap Equity Portfolio (the "Fund"), responded today to statements by Navellier Management, Inc. ("Navellier Management") in its March 14, 1997, press release.

SUMMARY

         On March 13, 1997, the Independent Trustees, who are responsible for overseeing the Fund, determined not to renew the Fund's investment advisory and administrative services agreements with Navellier Management and the Fund's distribution agreement with Navellier Securities Corp. ("Navellier Securities"). The Independent Trustees also determined that, effective March 16, 1997, MFS Investment Management ("MFS") would serve as the investment manager and administrator to the Fund and that an MFS subsidiary, MFS Fund Distributors, Inc. ("MFD"), would serve as the Fund's distributor.

         On March 14, 1997, Navellier Management issued a press release (the "Navellier Release"), mailed it to certain shareholders of the Fund and distributed it over the Internet. Navellier Management made certain statements therein that the Independent Trustees believe

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to be  both  unwarranted  and  inaccurate.  Specifically,  Navellier  Management alleged that the Independent Trustees:

         o        Failed to act in the best interest of Fund shareholders

         o Chose a path that keeps the Independent Trustees in control of the Fund

         o Rebuffed Navellier Management's proposal to merge the Fund into another fund also advised by Navellier Management

         The purpose of this press release is to respond to these unwarranted and inaccurate statements and to briefly set forth certain reasons for the Independent Trustees' decision to replace Navellier Management and Navellier Securities. In summary, the Independent Trustees' decision was based primarily upon:

         o        Navellier   Management's  repeated  failures  to  provide  the
                  Independent Trustees with information as required by applicable federal securities laws, including the Investment Company Act of 1940, as well as state business trust and other laws, that the Independent Trustees believed to be reasonably necessary to fulfill their duties to the Fund and its shareholders

         o The Independent Trustees' loss of confidence in Navellier Management's operation of the Fund

BACKGROUND

         The Independent Trustees constitute a majority of the Board of Trustees of The MFS Series Trust (formerly, "The Navellier Series Fund") (the "Trust"). The Fund is the sole series of the Trust. On March 13, 1997, the Independent Trustees issued a press release announcing that, effective March 16, 1997, MFS would serve as the investment manager and administrator to the Fund and MFD would serve as the Fund's distributor. MFS and MFD were retained by the Independent Trustees after they decided not to renew the Fund's investment advisory and administrative services agreements with Navellier Management or the Fund's distribution agreement with Navellier Securities.

         In explaining the reasons for their actions, the Independent Trustees stated that their decision was based on the totality of the facts and circumstances. They also stated that they had determined that MFS and MFD would be able to provide superior levels of support and service to the Fund and its shareholders and that they were particularly impressed with MFS' professionalism and its demonstrated record of strong performance, investor service and management.

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NAVELLIER PRESS RELEASE

         On March 14, 1997, Navellier Management issued the Navellier Release, apparently mailed it to shareholders of the Fund and distributed it over the Internet. The mailing of the Navellier Release to Fund shareholders was not authorized by the Fund. In the Navellier Release, Navellier Management made certain statements that the Independent Trustees believe to be unwarranted and inaccurate. Specifically, Navellier Management alleged that the Independent
Trustees:

         o        Failed to act in the best interest of the Fund's shareholders

         o        Chose instead a path that keeps them in control of the Fund

         o Repeatedly rebuffed Navellier Management's proposal to merge the assets of the Fund into the no-load Navellier Performance Funds by repeatedly refusing to act on this merger proposal.

INDEPENDENT TRUSTEES' RESPONSE

         The Independent Trustees emphatically disagree with all of these allegations.

         Best Interests of Shareholders With No Self Interest. The Independent Trustees believe that they acted (i) on behalf of the Fund and its shareholders and not themselves, (ii) in the best interest of the Fund and its shareholders and (iii) in accordance with their fiduciary duties thereto. Their decision to replace Navellier Management and Navellier Securities with MFS and MFD was made only after (i) repeated attempts by the Independent Trustees to work with Navellier Management and its counsel to address Trust management issues, (ii) extensive discussions with independent legal counsel to the Independent Trustees and (iii) consultation with the staff of the Securities and Exchange Commission (the "SEC").

         Contrary to the suggestion of Navellier Management, the Independent Trustees have not acted in any way to further their own interests. By replacing Navellier Management with MFS and MFD, the Independent Trustees in no way were attempting to perpetuate their control of the Fund or to perpetuate their modest Trustees' fees. The Independent Trustees are not affiliated with MFS or MFD.

         No matter what the Fund's shareholders determine to be the best course of action for the Fund -- whether to continue as a separately managed MFS Fund, to be acquired by an existing MFS Fund or to seek a different investment adviser to the Fund -- the Independent Trustees will not continue as Trustees following the vote of the Fund's shareholders. Their actions therefore cannot have been for the purposes of perpetuating their control or fees.

         Rather, the Independent Trustees' decision was based primarily upon:

         o Navellier Management's repeated failure to provide the Independent Trustees with information that (i) the Independent Trustees had requested as required under

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                  applicable federal securities laws and state business trust and other laws and (ii) was reasonably necessary to evaluate
                  (A) the continuation of the existing investment advisory, administrative services and distribution agreements with Navellier Management and its affiliates, and (B) Navellier Management's proposal to merge the assets of the Fund into one of the Navellier Performance Funds (the "Merger Proposal")

         o The Independent Trustees' lack of confidence, ultimately, in Navellier Management's operation of the Fund

         In considering whether to retain MFS, the Independent Trustees reviewed information provided to them by MFS showing, among other things, the level of investment advisory fees received by MFS from funds managed by MFS which are similar in investment style to the Fund, and the investment performance of those funds. The Independent Trustees noted that the fees generally received by MFS for the provision of investment advisory and administrative services are substantially less than the fees the Fund has paid to Navellier Management for the provision of these services. MFS has indicated that it plans to propose that the Fund either be reorganized into an existing MFS Fund or continued as a separate fund restructured as a member of the MFS Family of Funds, which would result, in either case, in a substantial reduction in the investment advisory and administrative services fees paid by the Fund. In either event, the Independent Trustees would not continue as trustees of the Fund following the vote of the Fund's shareholders and would receive no further compensation from the Fund.

         The Independent Trustees Did Not Rebuff the Merger Proposal. The Independent Trustees emphatically disagree with Navellier Management's allegation that they repeatedly rebuffed the Merger Proposal. Under the Merger Proposal, the Fund would merge into another fund sponsored by Navellier Management that, as of December 31, 1996, had no assets or operating history.

         Prior to their March 13, 1997, decision not to renew the advisory and other agreements with Navellier Management and Navellier Securities, the Independent Trustees at all times were willing to consider the Merger Proposal. However, the federal securities laws as well as state business trust and other laws, required the Independent Trustees to request, and Navellier Management to provide them, with all information reasonably necessary for the Independent Trustees to prudently consider the Merger Proposal and to make certain findings required to be made by them under such laws. Despite repeated requests, Navellier Management never provided the Independent Trustees with any of the necessary information. The Independent Trustees determined that without such information, they were unable to carry out their statutory and fiduciary duties to the Fund and its shareholders.

         In an effort to break this stalemate, on November 11, 1996, the Independent Trustees authorized Navellier Management to draft proxy and other materials necessary to present the Merger Proposal to shareholders for their consideration, subject, however, to two important conditions. First, the proxy materials had to be reviewed and cleared by the appropriate staff of the SEC, the Independent Trustees and by the Board of Trustees of the Performance Funds, and, second, the proxy materials had to be filed with the SEC not later than November 30, 1996.

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         To the Independent  Trustees'  knowledge,  Navellier Management did not file any proxy materials with the SEC until March 7, 1997. In addition, the proxy materials that were filed were on behalf of Navellier Management and Louis Navellier, not the Fund (the "Navellier Proxy Materials"). Despite repeated requests by the Independent Trustees to review any proposed proxy materials and to be informed of the progress toward filing, Navellier Management did not give the Independent Trustees an opportunity to review even these materials in advance of this filing.

         The Navellier Proxy Materials state that Navellier Management believes that the Proposed Merger would benefit Fund shareholders by reducing the Fund's operating costs and expenses by an estimated $100,000 per year, thereby promoting more efficient operations. They also state that "the projected $75,000 per annum in Independent Trustees' Fees and expenses expected to be paid to the Independent Trustees of the [Fund] would be eliminated, as would the $25,000 per year in liability insurance and the approximately $155,000 in attorney's fees and costs of the outside independent counsel for the Independent Trustees."

         However, the Independent Trustees note that, as disclosed in the Fund's 1996 Annual Report to shareholders, the Fund's "Trustees' Fees and Expenses" were $51,381, and all of the Fund's "Legal Fees" were $60,915, for the fiscal year ended December 31, 1996. The Independent Trustees also note that the Fund, through its participation in joint liability insurance policies covering other MFS funds, has obtained Directors' and Officers' Errors and Omissions liability insurance for an annual cost to the Fund of approximately $1,300. Therefore, these expenses for 1996 ($113,596) were substantially less than Navellier Management's projection of these expenses ($255,000). This remains true even if the $100,000 savings Navellier Management believes would result if the Merger Proposal was consummated is taken into effect (i.e., the $255,000 projection would be reduced to $155,000, which is still greater than the 1996 expenses of $133,596).

         While the merger would result in a reduction in the amount paid by the Fund in investment advisory fees by 0.10% per annum and the elimination of the 3% initial sales charge, the Independent Trustees informed Navellier Management in April 1996 that these goals could be achieved without merging the Fund. Rather, Navellier Management merely had to agree to reduce its investment advisory fee and Navellier Securities merely had to agree to eliminate the initial sales charge, including the portion retained by Navellier Securities. Unfortunately, proposals to this effect were never made to the Independent Trustees.

         To the Independent Trustees' knowledge, the SEC has not completed its review of the Navellier Proxy Materials. The conditions established by the Independent Trustees have not been satisfied, and the filing of these materials has not been duly authorized by the Fund. Currently, the Independent Trustees have no intention to convene a shareholder meeting to consider the Merger Proposal.

         Other Considerations. The circumstances described above were preceded by other events that also influenced the Board's decision to replace Navellier Management and Navellier Securities. Despite the Independent Trustees' repeated requests for information from Navellier Management necessary to evaluate the terms of the investment advisory, administrative services

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and distribution agreements, Navellier Management never provided the Independent
Trustees with information upon which the Independent Trustees believed they could properly discharge their statutory and fiduciary duties.

         In 1995, the SEC inspected Navellier Management and the Fund and issued a letter to them noting a number of regulatory deficiencies and demanding that corrective action be taken promptly. The Independent Trustees were concerned by the number and nature of the deficiencies cited by the SEC and the manner in which Navellier Management addressed these deficiencies. In addition, certain events led the Independent Trustees to question the accuracy of the information contained in Navellier Management's Form ADV as filed with the SEC concerning the ownership and control of Navellier Management. Finally, the Independent Trustees, on November 11, 1996, directed Navellier Management to reinstate the Fund's Directors' and Officers' Errors and Omissions liability insurance, which had been in effect since the Fund's inception but which had lapsed due to nonpayment of the premium on August 31, 1996. Navellier Management did not reinstate this policy as directed, thus exposing the Fund to potential significant liability.

         As noted above, on March 13, 1997, the Board held a meeting to determine whether to continue the contractual arrangements with Navellier Management and Navellier Securities or to engage MFS and MFD. At that meeting and prior to the Independent Trustees' selection of MFS and MFD, Louis Navellier, a Trustee of the Trust and President of Navellier Management, made a number of alternative proposals:

         o While Mr. Navellier stated in the Navellier Release and the Navellier Proxy Materials that the Merger Proposal was in the best interest of the Fund and its shareholders, he nevertheless offered to abandon the Merger Proposal if the Independent Trustees would agree to continue the contractual arrangements with Navellier Management and Navellier Securities or if MFS would agree to pay Navellier Management for the right to provide management, administrative and distribution services to the Fund

         o Alternatively, Mr. Navellier offered to abandon the Merger Proposal if the Independent Trustees would authorize Navellier Management to assign the right to manage the Fund to another investment manager in return for compensation to be paid by that investment manager to Navellier Management. When questioned by the Independent Trustees, Mr. Navellier stated that he had not discussed this proposal with the other investment manager

         In addition, in attempting to persuade the Independent Trustees not to replace Navellier Management and Navellier Securities with MFS and MFD, Mr. Navellier stated at the March 13, 1997, Board meeting that doing so likely would cause the Fund to fail the federal tax qualification rules (which permit the Fund to distribute its earnings and profits without the imposition of a corporate level tax) and would prevent the Fund from selling its portfolio securities at the price for which they are carried by the Fund on its books. Based on the Fund's portfolio holdings at the time of the meeting and the Fund's current portfolio holdings, MFS has informed the Independent Trustees that these events do not appear likely to occur.

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CONCLUSION

         Based on these and other considerations, the Board determined that it was not in the Fund's or its shareholders' best interests to continue the contractual relationships with Navellier Management and Navellier Securities. The Board requested that MFS and MFD assume these contractual responsibilities, based upon their professionalism and their demonstrated record of strong performance, investor service and management.

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FOR IMMEDIATE RELEASE

MEDIA CONTACT:
John F. Reilly
MFS Investment Management
(617) 954-5305
Internet: jreilly@mfs.com

INVESTOR CONTACT:
MFS Service Center, Inc.
(800) 225-2606


MFS AGGRESSIVE SMALL CAP EQUITY FUND ANNOUNCES CHANGES
TO BOARD

         Boston, Massachusetts, April 10, 1997 - The MFS Aggressive Small Cap Equity Fund (the "Fund") announced that at a meeting today of the Board of Trustees (the "Board"), the Board elected Arnold D. Scott, the Senior Executive Vice President and a Director of Massachusetts Financial Services Company ("MFS"), the Fund's investment adviser, as a Trustee of the Fund and removed Louis G. Navellier and Alan Alpers from their positions as Trustees of the Fund. The Board is now comprised of four members, Lawrence Bianchi, Arnold D. Scott, Donald A. Simon and Kenneth Sletten. None of the Trustees is affiliated with Navellier Management, Inc. ("Navellier Management"), the Fund's prior adviser, or any of Navellier Management's affiliates.

         The Board's action to elect Mr. Scott as a Trustee of the Fund and to remove Messrs. Navellier and Alpers as Trustees of the Fund was based upon the fact that MFS, rather than Navellier Management, is the Fund's investment adviser. It is customary in the mutual fund industry for representatives of an investment adviser to a mutual fund to serve as members of its governing board. The Board believes it to be appropriate and in the best interests of the Fund to have a representative of MFS serve as a Trustee of the Fund. In particular, the Board believes that, given Mr. Scott's affiliation with MFS and his business and industry experience, he will provide the Board with valuable insight and guidance. Mr. Scott has been with MFS since 1969 and serves on MFS' Executive Committee. He has extensive experience serving as a trustee of mutual funds and is currently a trustee or director of over 100 funds managed by the MFS organization. He is an active member of the mutual fund industry and currently is a member of the Executive Committee of the Investment Company Institute, the mutual fund industry's trade group.

         The Board did not believe it appropriate or in the Fund's best interests for Messrs. Alpers and Navellier to continue their service as Trustees given that Navellier Management, with which Messrs. Alpers and Navellier are affiliated, no longer serves as the Fund's investment adviser.

         In addition, the Board believes that, since March 16, 1997 when MFS assumed management responsibilities for the Fund from Navellier Management, Mr. Navellier has acted in a manner that is not consistent with his fiduciary duties as a sitting trustee of the Fund. Specifically, despite the Board's demand and the repeated requests of Fund representatives, Mr. Navellier and Navellier Management have failed to provide MFS with any of the Fund's books. Moreover, the Board believes, based on information provided to them, that Mr. Navellier has engaged in deliberate misstatements to Fund shareholders, their brokers, investment advisers and the public.

         On April 10, 1997, Messrs. Navellier and Alpers filed an application with The United States District Court for the Northern District of California (the "Application") for a temporary restraining order against Messrs. Simon and Sletten to prohibit them from removing Messrs. Navellier and Alpers as Trustees of the Fund. The Fund has been informed that the Court has denied this Application.

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